Execution

EXHIBIT 7.04

SECURITY AND PLEDGE AGREEMENT

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated 22 November 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Yang Tianfu (杨天夫), holder of the People’s Republic of China passport No. G33266303 (together with his successors and permitted assigns, the “Pledgor”) as pledgor, and China Development Bank Corporation Hong Kong Branch (the “Lender”) as pledgee.

WITNESSETH:

WHEREAS, by a term loan facility agreement dated 22 November 2010 between Harbin Electric, Inc., a Nevada corporation, as borrower (the “Borrower”) and the Lender as lender (the “Loan Agreement”), the Lender has agreed to make available to the Borrower a US Dollar term loan facility and a RMB term loan facility in an aggregate principal amount of up to USD35,000,000 and RMB100,000,000 respectively (collectively, the “Facilities”) subject to the terms and conditions of the Loan Agreement;

WHEREAS, in consideration of, and as a condition to the availability of the Facilities, the Pledgor has agreed to enter into this Agreement with the Lender;

WHEREAS, the Pledgor is the legal and beneficial owner of 9,663,354 shares of common stock par value USD0.00001 of the Borrower (the “Common Stock”), of which 7,000,000 shares are initially pledged to the Lender (the “Initial Pledged Shares”); and

WHEREAS, capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.       Pledge. The Pledgor hereby pledges to the Lender, and grants to the Lender a security interest in, the following (the “Pledged Collateral”):

(a)        all of the Initial Pledged Shares;

(b)        all additional Pledged Shares (together with the Initial Pledged Shares, the “Pledged Shares”) and Pledged Cash from time to time pledged pursuant to Section 14;

(c)        all dividends, cash, instruments and other property, from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing and in all profits and other distributions to which the Pledgor shall at any time be entitled in respect of all of the foregoing;

(d)        all other payments due or to become due to the Pledgor in respect of any of the foregoing, whether under any partnership agreement, limited liability company agreement, other agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(e)        all of the Pledgor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, under any partnership agreement, limited liability company agreement, other agreement or at law or otherwise in respect of any of the foregoing;

(f)         all of the Pledgor’s rights under any partnership agreement, limited liability company agreement, other agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of the Pledgor relating to any of the foregoing;

(g)        all other property hereafter delivered in substitution for or in addition to any of the foregoing;

(h)        all certificates and instruments representing or evidencing any of the foregoing; and

(i)         all proceeds, including cash, securities, interest, distributions, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all the foregoing.

Section 2.       Security for Obligations. This Agreement secures and the Pledged Collateral is security for the following obligations (the “Secured Obligations”):

(a)        the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made to the Borrower under the Loan Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to the Lender under the Loan Agreement and each other Finance Documents to which it is a party, including obligations to pay fees, expense and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);

(b)        the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and each other Finance Documents to which it is a party; and

(c)        the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of any guarantor or pledgor (including the Pledgor under or pursuant to this Agreement) under or pursuant to the Loan Agreement and each other Finance Documents to which it is a party (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

Section 3.        Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to an agent in New York appointed by the Lender (the “Agent”) and held by the Agent on behalf of the Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form to be provided by the Pledgor. Upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, the Lender shall have the right but no obligation, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral. In addition, the Lender shall have the right but no obligation at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 4.       Representations and Warranties. The Pledgor represents and warrants that each of the following representations is true on the date of this Agreement and shall be true on each Utilisation Date and on each date on which an amendment to this Agreement is delivered pursuant to Section 14:

(a)           (i)      The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(ii)      The Pledgor holds no options, warrants or other agreements with respect to any equity interests in the Borrower and there are no outstanding options, warrants or other agreements with respect to any equity interests in the Borrower, except as disclosed in the Borrower’s Annual Report on Form 10-K for its fiscal year ended 31 December 2009, as filed with the United States Securities and Exchange Commission.

(iii)     The Pledgor is not in default in the payment of any portion of any mandatory capital contribution, cash call, or other funding, if any, required to be made under any governing document relating to any of the Pledged Collateral.

(iv)     The Pledgor is not in violation or default of any other material provisions of any such governing document.

(v)      No Pledged Collateral is subject to any defense, offset or counterclaim, nor, to the Pledgor’s knowledge, have any of the foregoing been asserted or alleged against the Pledgor by any person or entity.

(b)           The Pledgor is the legal and beneficial owner of the Pledged Collateral pledged by it hereunder free and clear of any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any finance or capital lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction) (“Lien”), except for the Lien and security interest created by this Agreement.

(c)           The pledge of the Pledged Shares pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of all of the Secured Obligations.

(d)           No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental agency or any other person is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgor, or (ii) for the exercise by the Lender of the voting or other rights provided for in this Agreement or of the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with the disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

(e)           The Pledgor’s obligations under this Agreement are binding and are enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar legal requirement relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(f)           No litigation is pending or, to the Pledgor’s knowledge, threatened against the Pledgor’s interest in the Pledged Collateral.

(g)          No consent by any person is required for the transfer of the Pledged Collateral.

(h)          There are no agreements among shareholders or between shareholders and the Borrower which affect the Pledged Collateral.

(i)           The Pledgor is not acting, and has not agreed to act, in any plan to sell or dispose of any Pledged Shares in a manner intended to circumvent the registration requirements of the Securities Act of 1933, as amended, or any applicable state law.

(j)           The Pledgor has been advised by counsel of the elements of a bona-fide pledge for the purpose of Rule 144(d)(3)(iv) under the Securities Act of 1933, as amended, including the relevant interpretations by the Securities and Exchange Commission, and affirms that the pledge of the Pledged Collateral by the Pledgor pursuant to this Agreement will constitute a bona-fide pledge for the purpose of such Rule.

(k)          Perfection of Security Interest under U.C.C.

(i)       All notifications and other actions, including (A) all deposits of certificates and instruments evidencing any Pledged Collateral (duly endorsed or accompanied by appropriate instruments of transfer), (B) all notices to and acknowledgments of any bailee or other Person, (C) all acknowledgments and agreements respecting the right of the Lender to obtain control (within the meaning of Article 8 of the U.C.C.) with respect to any Pledged Collateral, and (D) all filings, registrations and recordings, which are (x) required by the terms of this Agreement to have been given, made, obtained, done and accomplished, and (y) necessary to create, preserve, protect and perfect the security interest granted by the Pledgor to the Lender hereby in respect of the Pledged Collateral (including all actions that are necessary under the laws of the People’s Republic of China therefor), have been given, made, obtained, done and accomplished.

(ii)      After giving effect to all such actions , the security interest granted by the Pledgor to the Lender pursuant to this Agreement in and to the Pledged Collateral will be perfected to the maximum extent a security interest in the Pledgor’s portion of the Pledged Collateral can be perfected under the laws of any applicable jurisdiction.

(l)           The representations set out in Sections 4(a), (b), (d), (g) and (h) above are subject to the arrangements set out in the Consortium Agreement (as defined in the Loan Agreement). Notwithstanding the aforesaid, all necessary consent and/or waiver to enable the Pledgor to enter into and perform the obligations under this Agreement has been obtained from Baring Asia (as defined in the Loan Agreement) and such consent and/or waiver remain valid, enforceable and effective and, having given effect to such consent and/or waiver, nothing in the Consortium Agreement shall conflict with or operate to restrict or limit any rights, interest and powers of, or remedies available to, the Lender conferred by this Agreement.

Section 5.       Further Assurances, Authorization of Financing Statements, Etc.

(a)           The Pledgor agrees that at any time and from time to time, at its cost and expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may reasonably request, in order to perfect and protect the Lien and security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(b)           The Pledgor agrees to defend the title to the Pledged Collateral and the Lien thereon and security interest therein of the Lender against the claim of any other person and to maintain and preserve such Lien and security interest until indefeasible payment in full of all of the Secured Obligations.

(c)           The Pledgor agrees, by itself or through its affiliates, counsel and other representatives, at any time and from time to time as reasonably requested by the Lender and at the expense payable by the Pledgor, to (or, if so requested by the Lender, to authorize the Lender to) file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Pledged Collateral in such form and in such offices to perfect the security interests of the Lender under this Agreement. The Pledgor hereby also agrees, by itself or through its affiliates, counsel and other representatives, at any time and from time to time, as reasonably requested by the Lender and at the expense payable by the Pledgor, to (or, if so requested by the Lender, to authorize the Lender to) file continuation statements with respect to previously filed financing statements. The Pledgor agrees to promptly complete such filings and furnish the Lender with documents evidencing such filings.

(d)           The Pledgor hereby agrees, by itself or through its affiliates, counsel and other representatives, at any time and from time to time and at the expense payable by the Pledgor, to cause the Borrower to timely file all periodic reports required to be filed by the Borrower under the Securities Exchange Act of 1934, as amended.

(e)           Unless otherwise provided in this Agreement, the Pledgor agrees not to give any direction to the Borrower or any register or transfer agent with respect to the transfer of the Pledged Shares.

(f)           The Pledgor agrees to deliver to the Lender any documents in its possession that relate to the Pledged Collateral or the Lender’s security interest therein.

(g)           The Pledgor agrees to notify the Lender if a Triggering Event or an Event of Default occurs.

Section 6.            Voting Rights, Dividends, Etc.

(a)           As long as no Potential Event of Default or Event of Default shall have occurred and be continuing (or, in the case of subsection (a)(i) of this Section 6, as long as no notice thereof shall have been given by the Lender to the Pledgor):

(i)          The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to its Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Loan Agreement or any other Finance Document; provided, however, that the Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof.

(ii)         The Pledgor shall be entitled to receive and retain any and all dividends paid in respect of its Pledged Collateral, other than any and all:

(1)           instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any of its Pledged Collateral,

(2)           dividends and other distributions paid or payable in cash in respect of any of its Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(3)           cash paid, payable or otherwise distributed in redemption of, or in exchange for, any of its Pledged Collateral,

all of which shall be forthwith delivered to the Lender to hold as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii)        The Lender shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments in the form to be provided by the Pledgor as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends which it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)          Upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default:

(i)          Upon the Pledgor’s receipt of written notice from the Lender, all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) above shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)          All rights of the Pledgor to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) above shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends.

(iii)         All dividends which are received by the Pledgor contrary to the provisions of paragraph (ii) of this Section 6(b) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iv)        The Pledgor shall, if necessary to permit the Lender to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 6(b)(i) above and to receive all dividends and distributions which it may be entitled to receive under Section 6(b)(ii) above, execute and deliver to the Lender, from time to time and upon written notice of the Lender, appropriate proxies, dividend payment orders and other instruments as the Lender may reasonably request. The foregoing shall not in any way limit the Lender’s power and authority granted pursuant to Section 8 hereof.

Section 7.           Transfers and Other Liens. The Pledgor agrees that it will not, directly or indirectly, (i) transfer, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, without the prior written consent of the Lender, or (ii) create, suffer or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the Lien and security interest created pursuant to this Agreement.

Section 8.           Lender Appointed Attorney-in-Fact and Proxy. The Pledgor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact and proxy with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which the Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution or payment in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to vote or grant any consent in respect of the Pledged Shares authorized by Section 6(b) hereof. The Pledgor hereby ratifies, to the extent permitted by law, all that any said attorney shall lawfully do or cause to be done by virtue hereof. This power, being coupled with an interest, is irrevocable until the Secured Obligations are paid in full. The power of attorney granted by the Pledgor to the Lender hereunder shall only be exercised by the Lender following the occurrence and during the continuance of a Potential Event of Default or an Event of Default.

Section 9.           Lender May Perform. If the Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Pledgor under Section 12 hereof and constitute Secured Obligations secured hereby.

Section 10.     Reasonable Care. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Lender acts or omits to act in accordance with any instruction, direction or request delivered to them in writing. The Lender may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it under this Agreement which it believes to be genuine and to have been signed or presented by the proper party or parties. The Lender shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. It being understood that the Lender shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Lender has or is deemed to have knowledge of any such matter, or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

Section 11.     Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a)           The Lender may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the Uniform Commercial Code (the “Code”) in effect in the State of New York at that time, and the Lender may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any office of the Lender or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives (i) any claims against the Lender arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Pledged Collateral to more than one offeree and (ii) any and all claims against the Lender in respect of the selection of any part of the Pledged Collateral, which selection shall be at the sole and absolute discretion of the Lender.

(b)          If the Lender shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to this Section 11, the Pledgor agrees that, upon request of the Lender, the Pledgor will, at its own cost and expense:

(i)       (for so long as the Common Stock is listed or quoted on a Trading Market (as defined in Section 14)) execute and deliver, and use its best efforts to cause the issuer of the Pledged Shares and its directors and officers to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Lender, necessary or advisable to register such Pledged Shares under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Lender, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable thereto;

(ii)      (for so long as the Common Stock is listed or quoted on a Trading Market (as defined in Section 14)) use its best efforts to qualify the Pledged Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral, as requested by the Lender; and

(iii)     do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Lender by reason of the failure by the Pledgor to perform any of the covenants contained in this Section 11 and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, the Pledgor shall be liable to pay, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Pledged Collateral on the date the Lender shall demand compliance with this Section.

(c)           The Pledgor recognizes that, by reason of prohibitions contained in the Securities Act and applicable state securities laws, the Lender may, at its option, elect not to require the Pledgor to register all or any part of the Pledged Collateral and may therefore be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such sale may result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions and, notwithstanding such circumstances, agrees that any such sale shall be deemed to have been made in a commercially reasonable manner. The Lender shall be under no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary to permit the Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Pledgor would agree to do so.

(d)           If the Lender determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, the Pledgor shall, from time to time, furnish to the Lender all such information as the Lender may reasonably request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Lender as exempt transactions under the Securities Act and rules of the SEC thereunder, as the same are from time to time in effect.

(e)           Any cash held by the Lender as Pledged Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied by the Lender:

First, to the payment of the costs and expenses of such sale, including, without limitation, expenses of the Lender and its agents including the reasonable fees and expenses of its counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith or pursuant to Section 9 hereof;

Next, to the payment of the Secured Obligations, in such order as the Loan Agreement shall prescribe; and

Finally, after payment in full of all of the Secured Obligations, to the payment to the Pledgor, or his successors or assigns, or to whomsoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

Section 12.     Expenses. The Pledgor will upon demand be liable to pay to the Lender the amount of any and all Lender’s commissions and expenses, including, without limitation, the reasonable fees and expenses of the Lender’s counsel and of any experts and agents, which the Lender may reasonably incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights and remedies hereunder of the Lender, or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

Section 13.     Security Interest Absolute. All rights of the Lender and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of any provision of or any Finance Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Secured Obligations, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, any Finance Document;

(c)           any exchange, release or non-perfection of any Lien on any other collateral, or any release or amendment or waiver of any term of any guaranty of, or consent to departure from any requirement of any guaranty of, all or any of the Secured Obligations.

Section 14.     Additional Pledged Shares and Pledged Cash.

(a)           The Pledgor agrees that if, at any time, the Share Value (as defined below) of the Pledged Shares is less than the Top-up Threshold, the Pledgor shall upon five (5) business days’ written notice of such an event (a “Triggering Event”) from the Lender in the form set forth in Schedule I attached hereto, pledge and perfect a first priority security interest in, in favor of the Lender, such additional shares of the Borrower owned by the Pledgor (“Additional Pledged Shares”), and to the extent such additional shares of are not sufficient, cash (“Pledged Cash”), as may be necessary such that the Share Value of the Pledged Collateral is increased to the Target Collateral Level. The Pledgor shall perfect a first priority security interest in such Pledged Cash by placing the Pledged Cash into an interest bearing cash collateral account maintained by the Lender over which the Pledgor shall not have any right of withdrawal. For the avoidance of doubt, the Initial Pledged Shares are not part of the Additional Pledged Shares.

For purposes of this Section 14 and Section 15, the following definitions shall apply:

“Market Value” of the Pledged Shares shall mean the number of Pledged Shares multiplied by the VWAP of the Common Stock for the preceding 15 Trading Days; provided, however, that for the purpose of this Agreement, the VWAP on or before the first Utilisation Date (as defined in the Loan Agreement) shall in no event be deemed to be higher than US$17.58 per share (as proportionately adjusted hereafter for any stock split, combination, recapitalization and the like).

“NAV” means at any time, the value being either of the following, at the election of the Lender:-

(a)          by reference to the latest audited consolidated financial statements of the Borrower, the aggregate of the amounts paid up or credited as paid up on the issued shares of the Common Stock of the Borrower and the amount standing to the credit of the reserves of the Group, including retained earnings and any amount credited to the share premium account, but deducting:

(i)           any debit balance on the profit and loss account of the Group;

(ii)          any amount in respect of interests of non-Group members in Group Companies;

(iii)          (to the extent included) any provision for deferred taxation of the Group; and

(iv)          any amount in respect of any dividend or distribution declared, recommended or made by any Group Companies to the extent payable to a person who is not a Group Company and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once; or

(b)           the net asset value of the Borrower as shown in its latest audited financial statements.

“Relevant Exposure” means, at any time, the aggregate of the amount of the outstanding Loans and an amount determined by the Lender to be an approximation of the expected interest payments in respect of the Loans for the following twelve (12) month period provided that, on each day prior to the first Utilisation Date, the “Relevant Exposure” shall be the amount which would have been the Relevant Exposure had a Utilisation in the amount of, in aggregate, USD35,000,000 and the USD equivalent of RMB100,000,000 been made on the date of this Agreement in accordance with the Loan Agreement.

“Share Value” of the Pledged Shares shall mean, at any time (x) if the Common Stock is then listed or quoted on a Trading Market, the Market Value or (y) if not, the NAV multiplied by a fraction of which the numerator is the number of shares in the Common Stock comprised in the Pledged Shares and the denominator is the total number of shares of the Common Stock in issue.

“Target Collateral Level” shall mean, at any time (x) if the Common Stock is then listed or quoted on a Trading Market, 200% of the Relevant Exposure, or (y) if not, 143% of the Relevant Exposure.

“Top-up Threshold” shall mean, at any time (x) if the Common Stock is then listed or quoted on a Trading Market, 167% of the Relevant Exposure, or (y) if not, such percentage of the Relevant Exposure to be mutually agreed between the Lender and the Pledgor in writing.

“Trading Day” shall mean (x) if the Common Stock is listed or admitted for trading on the New York Stock Exchange, a day on which trades may be made on such exchange, (y) if the Common Stock is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (z) if the Common Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (x) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. through its “Volume at Price” functions (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (y) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (z) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and lowest closing ask price of any of the market makers for such security as reported, and in each of the foregoing clauses ignoring any block trade (which for purposes of this definition means any transfer of more than 100,000 shares); If the VWAP cannot be calculated for such security on such date basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Pledgor and the Lender.

(c)           The Pledgor shall deliver to the Lender an amendment to this Agreement within five (5) business days following the Pledgor’s receipt of the notice issued pursuant to Section 14(a), duly executed by the Pledgor and in the form set forth in Schedule II attached hereto, in respect of such Additional Pledged Shares and Pledged Cash, pursuant to which the Pledgor shall pledge to the Lender such Additional Pledged Shares and Pledged Cash. Pursuant to such amendment, the Pledgor shall within the aforesaid period of time (i) deliver the certificates representing such Additional Pledged Shares to the Lender in the manner described in Section 3, (ii) deliver to the Lender stock power(s) with respect to the Additional Pledged Shares, (iii) make the necessary Uniform Commercial Code filings to perfect the Lender first priority security interest in such Additional Pledged Shares or Pledged Cash in the manner described in Section 5, and (iv) place the Pledged Cash, if any, into a cash collateral account maintained by the Lender over which the Pledgor shall not have any right of withdrawal. The Pledgor hereby authorizes the Lender to attach such amendment to this Agreement and agree that all Additional Pledged Shares and Pledged Cash listed on any such amendment delivered to the Lender shall for all purposes hereunder be considered Pledged Collateral.

(d)           In the event that the Pledgor is required to pledge additional shares of the Borrower under Clause 4.2 (Conditions of Utilisation) of and Part B of Schedule 2 (Conditions Precedent) to the Loan Agreement, the Pledgor shall, within the time required by the Loan Agreement, deliver to the Lender an amendment to this Agreement duly executed by the Pledgor and in the form set forth in Schedule II attached hereto, in respect of such additional shares, pursuant to which the Pledgor shall pledge to the Lender on behalf of the Lender such additional shares. Pursuant to such amendment, the Pledgor shall within the time required by the Loan Agreement (i) deliver the certificates representing such additional shares to the Lender in the manner described in Section 3, (ii) deliver to the Lender stock power(s) with respect to the additional shares, and (iii) make the necessary Uniform Commercial Code filings to perfect the Lender first priority security interest in such additional shares in the manner described in Section 5. The Pledgor hereby authorizes the Lender to attach such amendment to this Agreement and agree that all the additional shares listed on any such amendment delivered to the Lender shall for all purposes hereunder be considered Pledged Collateral.

Section 15.     Partial Release. If, at any time, the Share Value of the Pledged Shares exceeds (a) (if the Common Stock is then listed or quoted on a Trading Market) 250% of the Relevant Exposure or (b) (if not) such percentage of the Relevant Exposure to be mutually agreed by the Pledgor and the Lender in writing, and no Event of Default has occurred and is continuing, the Lender shall, at the cost of the Pledgor and within fourteen (14) business days following the Lender’s receipt of the Pledgor’s request for such release, release and discharge such part of the Pledged Collateral as the Lender in its absolute discretion determines provided the Value of the Pledged Collateral shall not be less than the Target Collateral Level after such release and discharge.

Section 16.     Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing, approved and signed by the Lender and the Pledgor, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 17.    Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered by hand, if to the Pledgor or the Lender, addressed to the Pledgor or the Lender at the following address:

the Lender

China Development Bank Corporation Hong Kong Branch
Address:        Suite 3307-15, 33/F, One International Finance Centre,
No. 1 Harbour View Street, Central, Hong Kong
Fax No.:        +852 2530 4083
Attention:      Mr. Meng Zhongwen

the Pledgor

Yang Tianfu
Address:        No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu,
Harbin Kai Fa Qu, Harbin, China 150060
Fax No.:        86-451-8611-6799

or at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, telecopied or delivered, be effective when deposited in the mails, telecopied with confirmation of receipt, or delivered by hand to the addressee or its agent, respectively.

Section 18.     Continuing Security Interest; Transfer of Loan or Obligations. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until indefeasible payment in full of the Secured Obligations, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Lender hereunder, to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. Upon the payment in full of the Secured Obligations, the Pledgor shall be entitled to the return, within fourteen (14) business days following the Pledgor’s request and at its expense, of such of its Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

Section 19.     Indemnity. The Pledgor shall indemnify each of the Lender and the officers, directors, employees and agents of the Lender and their respective affiliates and subsidiaries (an “Indemnified Party”) against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including reasonable and documented incidental and out-of-pocket expenses and reasonable and documented attorneys fees (for purposes of this Section, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement and the Pledged Collateral hereunder against the Pledgor (including this Section) and defending itself against any claim (whether asserted by the Pledgor or the Lender or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its gross negligence or willful misconduct. Each Indemnified Party shall notify the Pledgor promptly of any claim for which it may seek indemnity. Failure by the Indemnified Party to so notify the Pledgor shall not relieve the Pledgor of its obligations under this Section, to the extent the Pledgor has been prejudiced thereby. The Pledgor shall defend the claim, and the Indemnified Party shall cooperate in the defense. The Pledgor need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Pledgor need not reimburse any expense or indemnify against any loss incurred by an Indemnified Party through its own willful misconduct or gross negligence.

The obligations of the Pledgor under this Section shall survive the satisfaction and discharge of this Agreement, the resignation or removal of the Lender and payment in full of the Secured Obligations through the expiration of the applicable statute of limitations.

Section 20.     Not Liable for Actions. The Lender and the officers, directors, employees and agents of the Lender and their respective affiliates and subsidiaries (the “Lender Parties”) shall not be liable for any action taken or omitted by them except to the extent that a court of competent jurisdiction determines that the gross negligence or willful misconduct of the Lender Parties was the primary cause of any loss to the Pledgor. Notwithstanding any other term or provision of this Agreement to the contrary, the Lender and the officers, directors, employees and agents of the Lender and their respective affiliates and subsidiaries shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or expiration of this Agreement or the resignation or removal of the Lender.

Section 21.     Delegation and Expert Advice. The Lender may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Lender shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. The Lender may engage and consult, at the reasonable expense of the Pledgor with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of the Lender and its directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

Section 22.     Successor. Any corporation into which the Lender may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Lender shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Lender, shall be the successor to the Lender hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto.

Section 23.     Assignment. The Pledgor shall not assign or transfer any of its rights or obligations hereunder. The Lender shall have the full and unfettered right to assign the whole or any part of the benefit of this Agreement in accordance with the Finance Documents, and any assignee shall be entitled to enforce and proceed upon this Agreement in the same manner as if named herein.

Section 24.    Governing Law; Severability Terms; Waiver of Immunities. This Agreement shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this Agreement. Unless otherwise defined herein or in the Loan Agreement, terms defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York are used herein as therein defined. The Pledgor hereby irrevocably agrees to appoint prior to the first Utilisation Date in the State of New York an authorized agent upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein until the Release Date. The Pledgor irrevocably waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same. To the extent that the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Pledgor hereby irrevocably waives such immunity in respect of its Secured Obligations under this Agreement and the Loan Agreement, to the extent permitted by law.

Section 25.     Waiver of Jury Trial. The Pledgor waives any right it may have to a trial by jury in respect of any litigation based on, or arising out of, under or in connection with, this Agreement, or any other Finance Document, or any course of conduct, course of dealing, verbal or written statement or other action of any loan party or any secured party.

Section 26.     Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of this Agreement.

[Remainder of This Page Intentionally Left Blank]

Accepted and Agreed:

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

/s/ Tiangu Yan
Name: Yang Tianfu (杨天夫)

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH
(as pledgee)

By:	/s/ Wang Wu Ping(王武平)
Title:	Alternate Chief Executive

[SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT]

SCHEDULE I

NOTICE

Yang Tianfu (杨天夫) (the “Pledgor”)
No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China 150060

Dear Pledgor:

In accordance with Section 14 of that certain Pledge and Security Agreement, dated 22 November 2010 (the “Pledge Agreement”), since the Value of the Pledged Shares is less than the Top-Up Threshold, we hereby notify you that additional Pledged Collateral at least in the aggregate amount of US$                                      , either in the form of Additional Pledged Shares or Pledged Cash or the combination of both, must be delivered to the Lender by                              .

Terms used in this Notice but not otherwise defined herein shall have the same meaning as in the Pledge Agreement.

China Development Bank Corporation Hong Kong Branch

By:
Name:
Title:

Sch. I - 1

SCHEDULE II

PLEDGE AMENDMENT

This Pledge Amendment, dated                                                                  , is delivered pursuant to [Section 14(b)/Section 14(c)] * of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement, dated 22 November 2010, by the undersigned in favor of China Development Bank Corporation Hong Kong Branch as pledgee referred to therein and that the additional shares listed on this Pledge Amendment shall be and become part of the Pledged Collateral referred to in the Pledge Agreement and shall secure all the Pledgor’s obligations under the Loan Agreement. The terms defined in the Pledge Agreement or Loan Agreement are being used herein as therein defined.

Yang Tianfu (杨天夫)

STOCK

Stock Company	Class of Stock	Certificate Nos.	Par Value	Number of Shares	Pledged By

* please delete as appropriate

Sch. II - 1